SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO § 240.13d-1

(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO § 240.13d-2

(Amendment No. 2)*

YuMe, Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

98872B 10 4

(CUSIP Number)

December 31, 2015

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 98872B 10 4	13 G	Page 2 of 11 Pages

1	NAMES OF REPORTING PERSONS DAG Ventures III-QP, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware, United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 856,616 shares of Common Stock (2)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 856,616 shares of Common Stock (2)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 856,616 shares of Common Stock (2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.5% (3)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(1)	This Amendment No. 2 to the statement on Schedule 13G is filed by DAG Ventures III-QP, L.P. (“DAG III-QP”), DAG Ventures GP Fund III, LLC (“DAG GP III”), DAG Ventures III, L.P. (“DAG III”), DAG Ventures Management III, LLC (“DAG III LLC”), Messrs. R. Thomas Goodrich and John J. Cadeddu (collectively, the “Reporting Persons”). The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	The shares consist of (i) 782,249 shares of Common Stock held by DAG III-QP, (ii) 787 shares of Common Stock held by DAG GP III and (iii) 73,580 shares of Common Stock held by DAG III. DAG III LLC serves as the general partner of DAG III-QP and DAG III, and serves as the manager of DAG GP III. As such, DAG III LLC possesses power to direct the voting and disposition of the shares owned by DAG III-QP, DAG III and DAG GP III and may be deemed to have indirect beneficial ownership of the shares held by DAG III-QP, DAG III and DAG GP III. DAG III LLC owns no securities of the Issuer directly. Messrs. R. Thomas Goodrich and John J. Cadeddu are Managing Directors of DAG III LLC. As such, Messrs. R. Thomas Goodrich and John J. Cadeddu possess power to direct the voting and disposition of the shares owned by DAG III-QP, DAG III and DAG GP III and may be deemed to have indirect beneficial ownership of the shares held by DAG III-QP, DAG III and DAG GP III. Messrs. R. Thomas Goodrich and John J. Cadeddu own no securities of the Issuer directly.
(3)	This percentage is calculated based upon 34,429,402 shares of the Common Stock outstanding as of October 31, 2015 as set forth in the Issuer’s most recent Form 10-Q for the period ending September 30, 2015, filed with the Securities and Exchange Commission on November 6, 2015.

CUSIP NO. 98872B 10 4	13 G	Page 3 of 11 Pages

1	NAMES OF REPORTING PERSONS DAG Ventures GP Fund III, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware, United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 856,616 shares of Common Stock (2)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 856,616 shares of Common Stock (2)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 856,616 shares of Common Stock (2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.5% (3)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

(1)	This Amendment No. 2 to the statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	The shares consist of (i) 782,249 shares of Common Stock held by DAG III-QP, (ii) 787 shares of Common Stock held by DAG GP III and (iii) 73,580 shares of Common Stock held by DAG III. DAG III LLC serves as the general partner of DAG III-QP and DAG III, and serves as the manager of DAG GP III. As such, DAG III LLC possesses power to direct the voting and disposition of the shares owned by DAG III-QP, DAG III and DAG GP III and may be deemed to have indirect beneficial ownership of the shares held by DAG III-QP, DAG III and DAG GP III. DAG III LLC owns no securities of the Issuer directly. Messrs. R. Thomas Goodrich and John J. Cadeddu are Managing Directors of DAG III LLC. As such, Messrs. R. Thomas Goodrich and John J. Cadeddu possess power to direct the voting and disposition of the shares owned by DAG III-QP, DAG III and DAG GP III and may be deemed to have indirect beneficial ownership of the shares held by DAG III-QP, DAG III and DAG GP III. Messrs. R. Thomas Goodrich and John J. Cadeddu own no securities of the Issuer directly.
(3)	This percentage is calculated based upon 34,429,402 shares of the Common Stock outstanding as of October 31, 2015 as set forth in the Issuer’s most recent Form 10-Q for the period ending September 30, 2015, filed with the Securities and Exchange Commission on November 6, 2015.

CUSIP NO. 98872B 10 4	13 G	Page 4 of 11 Pages

1	NAMES OF REPORTING PERSONS DAG Ventures III, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware, United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 856,616 shares of Common Stock (2)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 856,616 shares of Common Stock (2)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 856,616 shares of Common Stock (2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.5% (3)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(1)	This Amendment No. 2 to the statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	The shares consist of (i) 782,249 shares of Common Stock held by DAG III-QP, (ii) 787 shares of Common Stock held by DAG GP III and (iii) 73,580 shares of Common Stock held by DAG III. DAG III LLC serves as the general partner of DAG III-QP and DAG III, and serves as the manager of DAG GP III. As such, DAG III LLC possesses power to direct the voting and disposition of the shares owned by DAG III-QP, DAG III and DAG GP III and may be deemed to have indirect beneficial ownership of the shares held by DAG III-QP, DAG III and DAG GP III. DAG III LLC owns no securities of the Issuer directly. Messrs. R. Thomas Goodrich and John J. Cadeddu are Managing Directors of DAG III LLC. As such, Messrs. R. Thomas Goodrich and John J. Cadeddu possess power to direct the voting and disposition of the shares owned by DAG III-QP, DAG III and DAG GP III and may be deemed to have indirect beneficial ownership of the shares held by DAG III-QP, DAG III and DAG GP III. Messrs. R. Thomas Goodrich and John J. Cadeddu own no securities of the Issuer directly.
(3)	This percentage is calculated based upon 34,429,402 shares of the Common Stock outstanding as of October 31, 2015 as set forth in the Issuer’s most recent Form 10-Q for the period ending September 30, 2015, filed with the Securities and Exchange Commission on November 6, 2015.

CUSIP NO. 98872B 10 4	13 G	Page 5 of 11 Pages

1	NAMES OF REPORTING PERSONS DAG Ventures Management III, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware, United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 856,616 shares of Common Stock (2)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 856,616 shares of Common Stock (2)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 856,616 shares of Common Stock (2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.5% (3)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

(1)	This Amendment No. 2 to the statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	The shares consist of (i) 782,249 shares of Common Stock held by DAG III-QP, (ii) 787 shares of Common Stock held by DAG GP III and (iii) 73,580 shares of Common Stock held by DAG III. DAG III LLC serves as the general partner of DAG III-QP and DAG III, and serves as the manager of DAG GP III. As such, DAG III LLC possesses power to direct the voting and disposition of the shares owned by DAG III-QP, DAG III and DAG GP III and may be deemed to have indirect beneficial ownership of the shares held by DAG III-QP, DAG III and DAG GP III. DAG III LLC owns no securities of the Issuer directly. Messrs. R. Thomas Goodrich and John J. Cadeddu are Managing Directors of DAG III LLC. As such, Messrs. R. Thomas Goodrich and John J. Cadeddu possess power to direct the voting and disposition of the shares owned by DAG III-QP, DAG III and DAG GP III and may be deemed to have indirect beneficial ownership of the shares held by DAG III-QP, DAG III and DAG GP III. Messrs. R. Thomas Goodrich and John J. Cadeddu own no securities of the Issuer directly.
(3)	This percentage is calculated based upon 34,429,402 shares of the Common Stock outstanding as of October 31, 2015 as set forth in the Issuer’s most recent Form 10-Q for the period ending September 30, 2015, filed with the Securities and Exchange Commission on November 6, 2015.

CUSIP NO. 98872B 10 4	13 G	Page 6 of 11 Pages

1	NAMES OF REPORTING PERSONS R. Thomas Goodrich
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 856,616 shares of Common Stock (2)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 856,616 shares of Common Stock (2)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 856,616 shares of Common Stock (2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.5% (3)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

(1)	This Amendment No. 2 to the statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	The shares consist of (i) 782,249 shares of Common Stock held by DAG III-QP, (ii) 787 shares of Common Stock held by DAG GP III and (iii) 73,580 shares of Common Stock held by DAG III. DAG III LLC serves as the general partner of DAG III-QP and DAG III, and serves as the manager of DAG GP III. As such, DAG III LLC possesses power to direct the voting and disposition of the shares owned by DAG III-QP, DAG III and DAG GP III and may be deemed to have indirect beneficial ownership of the shares held by DAG III-QP, DAG III and DAG GP III. DAG III LLC owns no securities of the Issuer directly. Messrs. R. Thomas Goodrich and John J. Cadeddu are Managing Directors of DAG III LLC. As such, Messrs. R. Thomas Goodrich and John J. Cadeddu possess power to direct the voting and disposition of the shares owned by DAG III-QP, DAG III and DAG GP III and may be deemed to have indirect beneficial ownership of the shares held by DAG III-QP, DAG III and DAG GP III. Messrs. R. Thomas Goodrich and John J. Cadeddu own no securities of the Issuer directly.
(3)	This percentage is calculated based upon 34,429,402 shares of the Common Stock outstanding as of October 31, 2015 as set forth in the Issuer’s most recent Form 10-Q for the period ending September 30, 2015, filed with the Securities and Exchange Commission on November 6, 2015.

CUSIP NO. 98872B 10 4	13 G	Page 7 of 11 Pages

1	NAMES OF REPORTING PERSONS John J. Cadeddu
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 856,616 shares of Common Stock (2)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 856,616 shares of Common Stock (2)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 856,616 shares of Common Stock (2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.5% (3)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

(1)	This Amendment No. 2 to the statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	The shares consist of (i) 782,249 shares of Common Stock held by DAG III-QP, (ii) 787 shares of Common Stock held by DAG GP III and (iii) 73,580 shares of Common Stock held by DAG III. DAG III LLC serves as the general partner of DAG III-QP and DAG III, and serves as the manager of DAG GP III. As such, DAG III LLC possesses power to direct the voting and disposition of the shares owned by DAG III-QP, DAG III and DAG GP III and may be deemed to have indirect beneficial ownership of the shares held by DAG III-QP, DAG III and DAG GP III. DAG III LLC owns no securities of the Issuer directly. Messrs. R. Thomas Goodrich and John J. Cadeddu are Managing Directors of DAG III LLC. As such, Messrs. R. Thomas Goodrich and John J. Cadeddu possess power to direct the voting and disposition of the shares owned by DAG III-QP, DAG III and DAG GP III and may be deemed to have indirect beneficial ownership of the shares held by DAG III-QP, DAG III and DAG GP III. Messrs. R. Thomas Goodrich and John J. Cadeddu own no securities of the Issuer directly.
(3)	This percentage is calculated based upon 34,429,402 shares of the Common Stock outstanding as of October 31, 2015 as set forth in the Issuer’s most recent Form 10-Q for the period ending September 30, 2015, filed with the Securities and Exchange Commission on November 6, 2015.

CUSIP NO. 98872B 10 4	13 G	Page 8 of 11 Pages

Introductory Note: This Amendment No. 2 to the statement on Schedule 13G is filed on behalf of the Reporting Persons, in respect of shares of Common Stock, par value $0.001 per share (“Common Stock”), of YuMe, Inc. (the “Issuer”).

Item 1(a)	Name of Issuer:

YuMe, Inc.

Item 1(b)	Address of issuer’s principal executive offices:

1204 Middlefield Road

Redwood City, California 94063, United States of America

Items 2(a)	Name of Reporting Persons filing:

DAG Ventures III-QP, L.P. (“DAG III-QP”)
DAG Ventures GP Fund III, LLC (“DAG GP III”)
DAG Ventures III, L.P. (“DAG III”)
DAG Ventures Management III, LLC (“DAG III LLC”)
R. Thomas Goodrich
John J. Cadeddu

Item 2(b)	Address or principal business office or, if none, residence:

DAG Ventures

251 Lytton Avenue, Suite 200

Palo Alto, California 94301, United States of America

Item 2(c)	Citizenship:

Name	Citizenship or Place of Organization
DAG III-QP	Delaware, United States of America
DAG GP III	Delaware, United States of America
DAG III	Delaware, United States of America
DAG III LLC	Delaware, United States of America
R. Thomas Goodrich	United States of America
John J. Cadeddu	United States of America

Item 2(d)	Title of class of securities:

Common Stock

Item 2(e)	CUSIP No.:

98872B 10 4

Item 3	If this statement is filed pursuant to §§ 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filings is a:

Not applicable.

CUSIP NO. 98872B 10 4	13 G	Page 9 of 11 Pages

Item 4	Ownership

The following information with respect to the ownership of Common Stock of the Issuer by the Reporting Persons filing this statement on Schedule 13G as of December 31, 2015:

Reporting Persons	Shares Held Directly (1)	Sole Voting Power (1)	Shared Voting Power (1)	Sole Dispositive Power (1)	Shared Dispositive Power (1)	Beneficial Ownership (1)	Percentage of Class (1, 3)
DAG III-QP	782,249	0	856,616	0	856,616	856,616	2.5%
DAG GP III	787	0	856,616	0	856,616	856,616	2.5%
DAG III	73,580	0	856,616	0	856,616	856,616	2.5%
DAG III LLC (2)	0	0	856,616	0	856,616	856,616	2.5%
R. Thomas Goodrich (2)	0	0	856,616	0	856,616	856,616	2.5%
John J. Cadeddu (2)	0	0	856,616	0	856,616	856,616	2.5%

(1)	Represents the number of shares of Common Stock currently underlying all Securities held by the Reporting Persons.
(2)	DAG III LLC serves as the general partner of DAG III-QP and DAG III, and serves as the manager of DAG GP III. As such, DAG III LLC possesses power to direct the voting and disposition of the shares owned by DAG III-QP, DAG III and DAG GP III and may be deemed to have indirect beneficial ownership of the shares held by DAG III-QP, DAG III and DAG GP III. DAG III LLC owns no securities of the Issuer directly. Messrs. R. Thomas Goodrich and John J. Cadeddu are Managing Directors of DAG III LLC. As such, Messrs. R. Thomas Goodrich and John J. Cadeddu possess power to direct the voting and disposition of the shares owned by DAG III-QP, DAG III and DAG GP III and may be deemed to have indirect beneficial ownership of the shares held by DAG III-QP, DAG III and DAG GP III. Messrs. R. Thomas Goodrich and John J. Cadeddu own no securities of the Issuer directly.
(3)	This percentage is calculated based upon 34,429,402 shares of the Common Stock outstanding as of October 31, 2015 as set forth in the Issuer’s most recent Form 10-Q for the period ending September 30, 2015, filed with the Securities and Exchange Commission on November 6, 2015.

Item 5	Ownership of 5 Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof, the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following:  ☒

Item 6	Ownership of More than 5 Percent on Behalf of Another Person

If this statement is being filed to report the fact that as of the date hereof, the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following:  ☐

Item 7	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person

Not applicable.

Item 8	Identification and Classification of Members of the Group

Not applicable.

Item 9	Notice of Dissolution of Group

Not applicable.

Item 10	Certifications

Not applicable.

CUSIP NO. 98872B 10 4	13 G	Page 10 of 11 Pages

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 10, 2016

DAG VENTURES III-QP, L.P.
BY:	DAG VENTURES MANAGEMENT III, LLC
ITS:	GENERAL PARTNER

By:	/s/ R. Thomas Goodrich
R. Thomas Goodrich
Managing Director

DAG VENTURES GP FUND III, LLC
BY:	DAG VENTURES MANAGEMENT III, LLC
ITS:	MANAGER

By:	/s/ R. Thomas Goodrich
R. Thomas Goodrich
Managing Director

DAG VENTURES III, L.P.
BY:	DAG VENTURES MANAGEMENT III, LLC
ITS:	GENERAL PARTNER

By:	/s/ R. Thomas Goodrich
R. Thomas Goodrich
Managing Director

DAG VENTURES MANAGEMENT III, LLC

By:	/s/ R. Thomas Goodrich
R. Thomas Goodrich
Managing Director

/s/ R. Thomas Goodrich
R. Thomas Goodrich

/s/ John J. Cadeddu
John J. Cadeddu

Exhibit(s):

Exhibit 99.1:	Joint Filing Statement